Exhibit 99.1

5551 Corporate Boulevard
Baton Rouge, LA 70808

Lamar Advertising Company Announces
Second Quarter 2003 Operating Results

Baton Rouge, LA — Wednesday, August 6, 2003 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the second quarter ended June 30, 2003.

Second Quarter Results
Lamar reported net revenues of $208.2 million for the second quarter of 2003 versus $202.5 million for the second quarter of 2002, a 2.8% increase. Operating income for the second quarter of 2003 was $25.5 million as compared to $27.2 million for the same period in 2002. There was a net loss of $2.2 million for the second quarter of 2003 compared to a net loss of $0.3 million for the second quarter of 2002. The net loss of $2.2 million includes a loss on extinguishment of debt of $5.8 million which is described in detail below.

Adjusted EBITDA, which we refer to herein as EBITDA, (defined as operating income before depreciation and amortization and gain on disposition of assets - see reconciliation to net loss at the end of this release) for the second quarter of 2003 was $94.2 million versus $96.5 million for the second quarter of 2002, a 2.4% decrease.

Free cash flow (defined as EBITDA less interest, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to net cash provided by operating activities at the end of this release) for the second quarter of 2003 was $49.0 million as compared to $47.2 million for the same period in 2002, a 3.8% increase.

On a pro forma basis, net revenue for the second quarter of 2003 was even with the second quarter of 2002 and EBITDA decreased 4.7% compared to the second quarter of 2002. Pro forma net revenue, outdoor direct and general and administrative expenses, outdoor operating income, corporate overhead and EBITDA include adjustments to 2002 for acquisitions and divestitures for the same time frame as actually owned in 2003. A table that reconciles reported results to pro forma results is included below, as well as a table that reconciles operating income to outdoor operating income.

Six Months Results
Lamar reported net revenues of $392.4 million for the six months ended June 30, 2003 versus $379.1 million for the same period ended in 2002, a 3.5% increase. Operating income for the six months ended June 30, 2003 was $27.8 million as compared to $28.3 million for the same period in 2002. EBITDA decreased 0.3% to $164.1 million for the six months ended June 30, 2003 versus $164.6 million for the same period in 2002. There was a net loss of $34.5 million for the six months ended June 30, 2003 as compared to a net loss of $16.5 million for the same period in 2002. The net loss of $34.5 million includes a cumulative effect of a change in accounting principle, net of tax of $11.7 million.

Free Cash Flow for the six months ended June 30, 2003 was $77.2 million as compared to $79.8 million for the same period in 2002, a 3.3% decrease. This decrease was due primarily to a $5.3 million non-recurring current tax refund recorded in 2002.

Financing Highlights
On June 16, 2003, the Company issued $287.5 million of 2 7/8% Convertible Notes due 2010. The net proceeds from the issuance of these notes, together with additional cash, were used on July 16, 2003 to redeem all of the Company’s outstanding 5 1/4% Convertible Notes due 2006 in aggregate principal amount of approximately $287.5 million for a redemption price equal to 103.0% of the principal amount of the notes.

In June 2003, the Company’s wholly owned subsidiary, Lamar Media Corp., called $100 million of its $200 million 8 5/8% Senior Subordinated Notes due 2007. The redemption was funded by the issuance on June 12, 2003 of a $125 million add on to its $260 million 7 1/4% Notes due 2013. The issue price of the $125 million 7 1/4% Notes was 103.661% which yields an effective rate of 6 5/8%. The redemption price of the $100 million 8 5/8% senior subordinated notes was equal to 104.313% of the principal amount of the notes. As a result of this redemption, the Company recorded a loss on extinguishment of debt of $5.8 million which consisted of a prepayment penalty of $4.3 million and associated debt issuance costs of approximately $1.5 million.

Guidance Q3 2003
For the third quarter of 2003 the Company expects net revenue to be approximately $212 million. On a pro forma basis this equates to an increase of approximately 2% over the same period in 2002. On this level of net revenue, EBITDA on a proforma basis should be even to slightly up.

Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding our guidance for the third quarter of 2003. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) the regulation of the outdoor advertising industry; (4) our need for and ability to obtain additional funding for acquisitions or operations; (5) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (6) the extent and length of the tightness in the economy generally and the demand for advertising in particular; and (7) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, net cash flow from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included in the last page of this release.

Conference Call and Webcast Information
A conference call will be held to discuss the Company’s operating results Wednesday, August 6, 2003 at 10:00 a.m. central time. Instructions for the conference call and Webcast are provided below:

Conference Call
All Callers:	1-706-643-3436

Replay:	1-800-642-1687
Conference ID #	2008920
Will run through Monday, August 11, 2003 at 11:59 p.m. eastern time

Webcast Information
Live Webcast:	www.lamar.com
Webcast Replay:	www.lamar.com
Available through Monday, August 11, 2003 at 11:59 p.m. eastern time

General Information on Lamar
Lamar Advertising Company is a leading outdoor advertising company currently operating 152 outdoor advertising companies in 43 states, logo businesses in 21 states and the province of Ontario, Canada and 40 transit advertising franchises in 15 states.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

	2003	2002		2003	2002

Net revenues	$208,178		$202,529	$392,399	$379,067

Operating expenses (income)
Direct advertising expenses	73,361		66,632	144,918	133,859
General and administrative expenses	35,216		33,317	71,517	68,132
Corporate expenses	5,364		6,100	11,910	12,491
Depreciation and amortization	69,560		69,401	137,073	136,501
Gain on disposition of assets	(828)		(81)	(858)	(170)

	182,673		175,369	364,560	350,813

Operating income	25,505		27,160	27,839	28,254

Other expense (income)
Loss on extinguishment of debt	5,754		—	16,927	—
Interest income	(66)		(166)	(184)	(387)
Interest expense	22,587		27,241	46,347	54,017

	28,275		27,075	63,090	53,630

(Loss) income before income tax expense (benefit) and cumulative effect of a change in accounting principle	(2,770)		85	(35,251)	(25,376)
Income tax (benefit) expense	(569)		393	(12,457)	(8,905)

Loss before cumulative effect of a change in accounting principle	(2,201)		(308)	(22,794)	(16,471)
Cumulative effect of a change in accounting principle, net of tax	—		—	(11,679)	—

Net loss	(2,201)		(308)	(34,473)	(16,471)
Preferred stock dividends	91		91	182	182

Net loss applicable to common stock	$(2,292)		$(399)	$(34,655)	$(16,653)

Per common share information:
Loss before cumulative effect of a change in accounting principle	(0.02)		—	$(0.23)	(0.17)
Cumulative effect of a change in accounting principle	$—		$—	(0.11)	$—

Net loss	$(0.02)	$	(--)	$(0.34)	$(0.17)

Weighted average common shares
Outstanding – basic and diluted	102,481,555		100,967,615	102,076,725	100,756,037
OTHER DATA
Free Cash Flow Computation:
EBITDA	$94,237		$96,480	$164,054	$164,585
Interest, net	(22,521)		(27,075)	(46,163)	(53,630)
Current tax (expense) benefit	354		(131)	260	5,142
Preferred stock dividends	(91)		(91)	(182)	(182)
Total capital expenditures	(22,959)		(21,959)	(40,767)	(36,080)

Free cash flow	$49,020		$47,224	$77,202	$79,835

	June 30,	December 31,
	2003	2002

Selected Balance Sheet Data:
Cash and cash equivalents	$10,692	$15,610
Working capital	109,940	95,922
Total assets	4,036,584	3,888,106
Total debt (including current maturities)	2,093,446	1,994,433
Total stockholders’ equity	1,730,231	1,709,173

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Other Data:
Cash flows provided by operating activities	$77,260	$63,165	$98,314	$80,486
Cash flows used in investing activities	117,615	38,294	141,123	89,925
Cash flows provided by (used in) financing activities	43,177	(11,391)	37,891	37,155

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$77,260	$63,165	$98,314	$80,486
Changes in operating assets and liabilities	(3,247)	8,043	24,105	40,289
Total capital expenditures	(22,959)	(21,959)	(40,767)	(36,080)
Preferred stock dividends	(91)	(91)	(182)	(182)
Other	(1,943)	(1,934)	(4,268)	(4,678)

Free cash flow	$49,020	$47,224	$77,202	$79,835

Reconciliation of EBITDA to Net loss:
EBITDA	$94,237	$96,480	$164,054	$164,585
Less:
Depreciation and amortization	69,560	69,401	137,073	136,501
Gain on disposition of assets	(828)	(81)	(858)	(170)

Operating Income	25,505	27,160	27,839	28,254
Less:
Loss on extinguishment of debt	5,754	—	16,927	—
Interest income	(66)	(166)	(184)	(387)
Interest expense	22,587	27,241	46,347	54,017
Income tax expense (benefit)	(569)	393	(12,457)	(8,905)
Cumulative effect of a change in accounting principle, net of tax	—	—	11,679	—

Net loss	$(2,201)	$(308)	$(34,473)	$(16,471)

	Three Months Ended
	June 30,

	2003	2002	% Change

Reconciliation of Reported Basis to Pro Forma (a)Basis:
Reported Net Revenue	$208,178	$202,529	2.8%
Acquisitions and Divestitures	—	5,547

Pro forma Net Revenue	$208,178	$208,076	even

Reported Direct advertising and G&A expenses	$108,577	$99,949	8.6%
Acquisitions and Divestitures	—	3,156

Pro forma Direct advertising and G&A expenses	$108,577	$103,105	5.3%

Reported Outdoor Operating Income	$99,601	$102,580	(2.9%)
Acquisitions and Divestitures	—	2,391

Pro forma Outdoor Operating Income	$99,601	$104,971	(5.1%)

Reported Corporate expenses	$5,364	$6,100	(12.1%)
Acquisitions and Divestitures	—	—

Pro forma Corporate expenses	$5,364	$6,100	(12.1%)

Reported EBITDA	$94,237	$96,480	(2.3%)
Acquisitions and Divestitures	—	2,391

Pro forma EBITDA	$94,237	$98,871	(4.7%)

(a)	Pro forma net revenues, outdoor direct and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2002 for acquisitions and divestitures for the same time frame as actually owned in 2003.

	Three Months Ended
	June 30,

	2003	2002

Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor Operating Income	$99,601	$102,580
Less: Corporate expenses	(5,364)	(6,100)
Depreciation and amortization	(69,560)	(69,401)
Plus: Gain on disposition of assets	828	81

Operating income	$25,505	$27,160